Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Puma Biotechnology, Inc.

Los Angeles, California

We consent to the incorporation by reference into this Registration Statement on Form S-3 of our report dated March 3, 2014 relating to the consolidated financial statements of Puma Biotechnology, Inc. and subsidiary as of December 31, 2013 and 2012 and for the three years ended December 31, 2013, 2012 and 2011, and the period from inception (September 15, 2010) to December 31, 2013 and the effectiveness of internal control over financial reporting of Puma Biotechnology, Inc. We further consent to the reference to our firm in the section on Experts.

San Diego, California	/s/ PKF
January 20, 2015	PKF
Certified Public Accountants
A Professional Corporation